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Preformed Line Products Company

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Preformed Line Products Company
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:
     The 2009 annual meeting of shareholders of Preformed Line Products Company will be held at the offices of the Company, 660 Beta Drive, Mayfield Village, Ohio, on Monday, April 27, 2009, at 9:00 a.m., local time, for the following purposes:
1.	To elect three directors, each for a term expiring in 2011;

2.	To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

3.	Any other matters that properly come before the meeting.
     Only shareholders of record at the close of business on March 11, 2009, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Preformed Line Products Company is 660 Beta Drive, Mayfield Village, Ohio 44143.

By order of the Board of Directors, Caroline S. VACCARIELLO, Secretary

Dated: March 20, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MONDAY, APRIL 27, 2009:
The proxy statement and the Company’s 2008 Annual Report to Shareholders are also available at: http://materials.proxyvote.com/740444.
YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

Preformed Line Products Company
PROXY STATEMENT

     Our Board of Directors is sending you this proxy statement to ask for your vote as a Preformed Line Products Company shareholder on the matters to be voted on at the annual meeting of shareholders. The annual meeting of shareholders will be held at 660 Beta Drive, Mayfield Village, Ohio, 44143, on Monday, April 27, 2009, at 9:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy to you on or about March 20, 2009.
     Annual Report. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2008, is enclosed with this proxy statement.
     Solicitation of Proxies. Our Board of Directors is making this solicitation of proxies and we will pay the cost of the solicitation. In addition to solicitation of proxies by mail, our employees may solicit proxies by telephone, facsimile or electronic mail.
     Proxies; Revocation of Proxies. The shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to elect the director nominees set forth under “Election of Directors”. Your presence at the annual meeting of shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to us in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders by April 24, 2009, or in the open meeting.
     Voting Eligibility. Only shareholders of record at the close of business on the record date, March 11, 2009, are entitled to receive notice of the annual meeting of shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, our voting securities outstanding consisted of 5,225,630 common shares, $2 par value, each of which is entitled to one vote at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows the amount of the Company’s Common Shares beneficially owned as of March 11, 2009 by (a) the Company’s directors, (b) each other person known by the Company to own beneficially more than 5% of the outstanding Common Shares, (c) the Company’s named executive officers, and (d) the Company’s executive officers and directors as a group.

	Number of
	Shares Beneficially		Percent
Name of Beneficial Owner	Owned		of Class
Barbara P. Ruhlman (1)	852,722	(2)	16.3%
Robert G. Ruhlman (1)	1,854,872	(3)	35.5%
Randall M. Ruhlman (1)	1,660,030	(4)	31.8%
KeyCorp (5)	404,352		7.7%
Jeffrey L. Gendell (6)	460,140		8.8%
Eric R. Graef	24,383	(7)	*
William H. Haag III	22,573	(7)	*
Dennis F. McKenna	18,111	(7)	*
J. Cecil Curlee Jr.	18,829	(7)	*
Glenn E. Corlett	0		*
Richard R. Gascoigne	0		*
Michael E. Gibbons	0		*
R. Steven Kestner	1,000		*

All executive officers and directors as a Group (13 persons)	2,993,470		57.3%

*	Represents less than 1%.

(1)	The mailing address for each of Barbara P. Ruhlman, Robert G. Ruhlman and Randall M. Ruhlman is 660 Beta Drive, Mayfield Village, Ohio 44143.

(2)	Includes 63,335 shares held by The Thomas F. Peterson Foundation, of which Barbara P. Ruhlman is President and a Trustee.

(3)	Includes 114,792 shares held by the Preformed Line Products Company Profit Sharing Trust, 93,312 shares held in trust for the benefit of Robert G. Ruhlman and his children (these 93,312 shares are also shown as being beneficially owned by Randall M. Ruhlman) and 300 shares owned by his wife or held by her as custodian. Also includes 400,452 shares held in the Ethel B. Peterson Trust of which Robert G. Ruhlman acts as co-Trust Advisor and has voting control (these 400,452 shares are also shown as being beneficially owned by Randall M. Ruhlman who also acts as co-Trust Advisor and has voting control); and 1,000,000 shares in the Irrevocable Trust between Barbara P. Ruhlman and Bernard L. Karr of which Bernard L. Karr is the trustee and for which Robert G. Ruhlman acts as co-Trust-Advisor and has voting control (these 1,000,000 shares are also shown as being beneficially owned by Randall M. Ruhlman). Also includes 65,616 restricted shares that may be acquired pursuant to service and performance vesting requirements.

(4)	Includes 93,312 shares held in trust for the benefit of Randall M. Ruhlman and his children (these 93,312 shares are also shown as being beneficially owned by Robert G. Ruhlman). Also includes 400,452 shares held in the Ethel B. Peterson Trust of which Randall M. Ruhlman acts as co-Trust Advisor and has voting control (these 400,452 shares are also shown as being beneficially owned by Robert G. Ruhlman who also acts as co-Trust Advisor and has voting control); and 1,000,000 shares in the Irrevocable Trust between Barbara P. Ruhlman and Bernard L. Karr of which Bernard L. Karr is the trustee and for which Randall M. Ruhlman acts as co-Trust-Advisor and has voting control (these 1,000,000 shares are also shown as being beneficially owned by Robert G. Ruhlman).

(5)	The mailing address for KeyCorp is 127 Public Square, Cleveland, Ohio 44114.

(6)	Comprised of shares beneficially owned by Tontine Overseas Associates, L.L.C (92,850 shares) and Tontine Capital Partners, L.P. (367,290 shares). The mailing address for Jeffrey L. Gendell is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(7)	Includes the following number of shares that may be acquired pursuant to currently exercisable stock options for Eric R. Graef, 10,000; William H. Haag III, 6,098; Dennis F. McKenna, 6,300; and J. Cecil Curlee Jr., 9,650. Includes the following number of restricted shares that may be acquired pursuant to service and performance vesting requirements; Eric R. Graef, 13,933; William H. Haag III, 11,663; Dennis F. McKenna, 11,401; and J. Cecil Curlee Jr., 8,929.
ELECTION OF DIRECTORS
     In accordance with our Code of Regulations, the number of directors has been fixed at eight. The Company has classified its Board of Directors into two classes composed of four members each, both classes serving staggered two year terms. Two of our directors, Barbara P. Ruhlman and Robert G. Ruhlman, are serving a term that expires at this year’s annual meeting of shareholders and have been nominated for re-election at the meeting to a term which expires in 2011. Richard R. Gascoigne has been nominated by the Board of Directors for election to the Board of Directors for a term which expires in 2011. In February 2009, Richard R. Gascoigne was elected to fill the vacancy created by the death of Frank B. Carr. Four directors, Glenn E. Corlett, Michael E. Gibbons, R. Steven Kestner and Randall M. Ruhlman, are currently serving terms that expires in 2010. There is one vacancy in the class of directors whose term will expire at the 2011 annual meeting of shareholders. The Board of Directors, upon the recommendation of a majority of the Company’s independent directors, proposes that the nominees described below be elected to the Board of Directors. At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for the three nominees hereinafter named.
     The director nominees are identified in the following table. If for any reason any of the nominees are not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.
     The Board recommends that you vote “FOR” the following nominees.
Nominees for Election at the Annual Meeting

			Expiration
		Period	of Term
	Principal Occupation	of Service	for Which
Name and Age	and Business Experience	as a Director	Proposed

Barbara P. Ruhlman, 76	President of the Thomas F. Peterson Foundation since 1988.	1988 to date	2011

Robert G. Ruhlman, 52	Mr. Ruhlman was elected Chairman of the Company in July 2004. Mr. Ruhlman has served as Chief Executive Officer since July 2000, and as President since 1995.	1992 to date	2011

Richard R. Gascoigne, 59	Mr. Gascoigne was Managing Director at Marsh Inc., subsidiary of Marsh & McLennan Co. from 1995 until his retirement in 2008. Prior to that, he had held numerous positions during his twenty-eight year career at Marsh. Mr. Gascoigne is the Trustee and Fund Development chair for the Ronald McDonald House of Cleveland and a Disbursement Committee Member for Bluecoats, Inc.	2009 to date	2011

     Current directors whose terms will not expire at the annual meeting of shareholders:

		Period
	Principal Occupation	of Service	Term
Name and Age	and Business Experience	as a Director	Expiration

Glenn E. Corlett, 65	Mr. Corlett is currently a consultant and professor of Accounting at Ohio University. From July 1997 through June 2007, Mr. Corlett was the Dean and the Philip J. Gardner Leadership Professor at The College of Business at Ohio University. Mr. Corlett currently serves as a Director and Chairman of the audit committee for Rocky Brands, Inc. Mr. Corlett also serves as a director of the following companies: Inn-Ohio, Inc., Copernicus, Therapeutics, Inc., Grange Insurance Companies and Palmer-Donavin Manufacturing Corporation.	2004 to date	2010

Michael E. Gibbons, 56
Mr. Gibbons is the founder and Managing Director of Brown Gibbons Lang & Company, and is also the chairman of Global M&A. Mr. Gibbons serves as Chairman and is a member of the executive committee for Global M&A, Dusseldorf, Germany; on the board of directors, audit committee and chairman of the finance and planning committee for Associated Estates Realty Corporation (AEC), Richmond Hts., Ohio; on the board of trustees and executive committee for Greater Cleveland Sports Commission, Cleveland, Ohio; on the board of trustees for Ohio Israeli Chamber of Commerce, Cleveland, Ohio; and on the visiting committee for Case Western Reserve University Weatherhead School of Management, Cleveland, Ohio.
		2008 to date	2010

R. Steven Kestner, 54	Since September 1979, Mr. Kestner has been an attorney with the law firm Baker & Hostetler LLP, and has been Executive Partner of that firm since January 2004. Mr. Kestner serves on the Board of Trustees for The Cleveland Museum of Art, the Board of Regents for St. Ignatius High School and the Board of Directors for the Greater Cleveland Partnership.	2008 to date	2010

Randall M. Ruhlman, 50	President of Ruhlman Motorsports since 1987	1998 to date	2010
     The Board has determined that Messrs. Corlett, Gibbons, Kestner and Gascoigne are independent under the NASDAQ’s corporate governance rules. In the opinion of the Board, Mr. Kestner’s affiliation with Baker & Hostetler LLP, a law firm that regularly provides legal services to the Company, does not interfere with Mr. Kestner’s exercise of independent judgment in carrying out his duties as a director.
     Barbara P. Ruhlman is the mother of Randall M. Ruhlman and Robert G. Ruhlman.
     The Board does not have a Nominating Committee nor any charter with respect to nominations, however, pursuant to NASDAQ corporate governance rules, any Board nominees must be recommended for Board selection by a majority of the Company’s independent directors. The independent directors are responsible for ensuring that the Board of Directors possess a variety of knowledge, experience and capabilities derived from substantial business and professional experience, based on an assessment of numerous factors such as age and understanding of and experience in manufacturing, technology, finance and marketing. Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. To this end, the independent directors rely on its network of contacts to compile a list of potential candidates, and may also consider qualified candidates suggested by officers, employees, shareholders and others, using the same criteria to evaluate all candidates.
     The Board of Directors has appointed an Audit Committee and a Compensation Committee. The Board of Directors does not have a Finance Committee. The Audit Committee is comprised of Messrs. Gibbons (chairman), Corlett and Gascoigne, each of whom qualify as independent for audit committee purposes under the NASDAQ rules. The Board of Directors has determined that Michael E. Gibbons is an audit committee financial expert. The Compensation Committee is comprised of Messrs. Corlett (chairman), Gibbons and Gascoigne.
     The Audit Committee of the Board of Directors engages the independent registered public accountants for the Company, reviews with the independent registered public accountants the plans and results of audit engagements, preapproves all professional services provided by the independent registered public accountants including audit and non-audit-related services, reviews the independence of the independent registered public accountants, approves the range of audit and non-audit fees, reviews the independent registered public accountants’ management letters and management’s responses, reviews with management their conclusions about the effectiveness of the Company’s disclosure controls and procedures, and reviews significant accounting or reporting changes. Management does not approve professional services provided by the independent public accountants for audit and non-audit-related services. The Audit Committee is governed by a written charter. A copy of the charter was attached as an appendix to the 2007 proxy statement.
     The Compensation Committee administers the Company’s executive compensation program and as such, is responsible for reviewing all aspects of the compensation program for the Company’s executive officers. The Compensation Committee meets at scheduled times during the year — no less than twice — and has the authority to consider and take action by written consent. The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at the Company’s Board meetings. The Compensation Committee’s Charter reflects the responsibilities of the Committee. The Compensation Committee, together with the Board, periodically reviews and revises the Charter. In order to meet its responsibilities, the Compensation Committee has the authority to delegate certain of its responsibilities to subcommittees and/or Officers where necessary, consistent with applicable law. The Compensation Committee is governed by a written charter. A copy of the charter was attached as an appendix to the 2007 proxy statement.
     The Compensation Committee’s primary objective with respect to executive compensation is to establish programs which attract and retain key officers and managers, and align their compensation with the Company’s overall business strategies, values, and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy to compensate executive Officers based on their responsibilities and the Company’s overall annual and longer-term performance, which is outlined in the Compensation Discussion and Analysis. The Committee reviews recommendations from the Company’s executive officers, and utilizes compensation survey data in connection with establishing compensation.
     In 2008, the Board of Directors held five meetings. No directors attended less than 75% of the total meetings of the Board of Directors and the total of meetings held by all committees on which the director served. In 2008, the Audit Committee held four formal meetings and the Compensation Committee held six meetings. Additionally, the Audit Committee chairman had numerous informal meetings with management and the independent public accountants. The Company expects its directors to attend the Company’s annual meeting of shareholders. All of the directors at the time, except John O’Brien, attended last year’s annual meeting of shareholders.
Audit Committee Report
     In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to NASDAQ, Securities and Exchange Commission or the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accountants are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee is comprised of three directors who are not officers or employees of the Company and are “independent” under the current NASDAQ rules.
     In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2008, with the Company’s management. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditor the independent auditor’s independence. The Audit Committee also considered whether the provision of non-audit services by the independent auditor is compatible with maintaining the independent auditor’s independence. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.
     Based on the above-referenced review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.
Michael E. Gibbons, Chairman
Glenn E. Corlett
Richard R. Gascoigne
DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION
Compensation Discussion and Analysis
Role of the Compensation Committee
     The Compensation Committee (“Committee”) administers the Company’s executive compensation programs. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies for its elected executive officers (“Officers”), including the Named Executive Officers (“NEOs”) who are the Company’s principal executive officer (Robert G. Ruhlman, Chairman, President and Chief Executive Officer), principal financial officer (Eric R. Graef, Chief Financial Officer and Vice President — Finance) and the three other most highly compensated executive officers. The Committee reviews and approves all executive compensation decisions relating to the Officers, including all NEOs.
     In performance of its duties, the Committee has the authority to allocate all or any portion of its responsibilities and powers to any one or more of its members, and may delegate all or any portion of its responsibilities and powers to a committee formed for that purpose, subject to approval from the entire board of directors. Additionally, the Committee may select and appoint outside consultants to assist it.
Philosophy of the Compensation Program
     The philosophy of the Committee is to provide a compensation program that will attract, motivate and retain key leadership in order to give the Company a competitive advantage while ensuring the success and growth of the Company. The Compensation program should ensure that a significant portion of compensation will be directly related to the Company’s performance by tying annual cash bonus and long-term incentive awards to

Company performance. The compensation program is intended to motivate the Officers to enable the Company to achieve its short-term and long-term business goals. The Committee has three goals to guide it in this endeavor: (a) compensation paid to Officers should be aligned with the performance of the Company on both a long- and short-term basis; (b) compensation should be competitive within the employment environment; and (c) compensation should be designed to reward Officers for meeting performance targets.
Compensation Program
     The Committee strives to craft a compensation program that pays the Officers at competitive levels reflective of their individual responsibilities while maintaining consistency and pay equity among the individual Officers. The Committee conducts an annual review of the compensation program, as well as changes in the overall composition of the management team and the responsibilities of the individual Officers. This is to ensure that the compensation is competitive within the market, supports retention objectives and is internally equitable. Reliance upon various tools, and the findings from such tools, assists the Committee in its analysis, and leads to decisions regarding the mix of the various compensation elements to be included. Additionally, the cost of the compensation program is considered, in recognition that the optimal compensation program motivates employees to improve the results on a cost-effective basis. Typically, the Committee finalizes compensation elements for a year in December of the prior year.
     Tools and Findings from Analysis. The Committee relies upon tools to analyze the compensation program internally and within the competitive landscape. Historically, these tools have been consideration of outside data compiled by various consultants, the use of tally sheets detailing overall compensation package to the individual Officers and discussions with the CEO regarding performance levels and goals.
     External Data. In 2007, the Committee engaged Tower Perrin (“TP”) to evaluate the mix of elements for its compensation program, and to determine whether the compensation plan is adequately structured to meet the goals. The Committee adopted TP’s recommendations with respect to base compensation and the annual cash incentive award for 2008. In 2008, the Committee also focused on TP’s recommendations regarding the Company’s existing long-term incentives for the Officers. TP’s consulting advice was that the existing incentives did not adequately reward management for sustained shareholder value creation. Moreover, the Company’s prior long-term incentive program, which was comprised of the Company’s 1999 Stock Option Plan, did not adequately facilitate executive stock ownership, an important consideration for the Committee. As discussed more fully below, TP provided the Committee with a competitive picture of the long-term incentives offered at companies in the peer group, and recommended that the Committee consider a long-term incentive plan with a mix of stock options, performance-based restricted stock and service-based restricted stock. As a result, the Committee approved the Preformed Line Products Company Long Term Incentive Plan of 2008 (“LTIP”) which was approved by the shareholders during the April 2008 annual meeting.
     Additionally, the Committee generally relies upon various independent surveys, which are matched to specific positions with similar functional descriptions as those for the Officers. In 2008, the Committee utilized the Watson-Wyatt’s annual compensation level survey. Using this independent survey, the Company analyzed the compensation paid to Officers, including the CEO, to determine in which percentile of the compensation paid to executives holding equivalent positions in the peer classification group (i.e., durable goods manufacturing companies with employment levels of between 1,000 and 5,000) the Officers fell. The Officers including the CEO were near the 50th percentile, when reviewing base salary alone. The Company also reviewed total cash compensation, which included salary and the maximum available bonus, for the Officers, and compared that data with the peer group data. When comparing total cash compensation, all of the Officers except the CEO and CFO, were near the 75th percentile, while the CEO and CFO were just over the 50th percentile. Additionally, the Company reviewed the CEO’s salary as a percentage of the salary of each Officer, as compared with the Watson-Wyatt data, and determined that the CEO’s salary was in line with the peer group results.
     Discussions with the CEO. All of the non-CEO Officers report directly to the CEO, who performs a yearly evaluation of the performance of each Officer. The CEO’s assessment of the individual performance forms the basis for the proposed compensation levels of each Officer based upon the information derived from the aforementioned survey. The CEO provides a written evaluation for each Officer that includes his recommendations for salary adjustments for the subsequent year to the Committee which weighs these recommendations in determining salary levels.
     Compensation Elements. The Company recognizes that its success depends, in large part, on a leadership team with the skills and commitment necessary to successfully manage a global organization. The compensation program assists in achieving this objective by relying on the elements of compensation detailed below. Certain elements are designed to enable the Company to attract and retain the Officers with the skills to anticipate and respond to the market, while other elements are intended to motivate the Officers to achieve financial results to enhance shareholder value. The Company’s 2008 total compensation program for Officers consists of the following elements:
•	Base salaries;

•	Annual cash incentive awards;

•	Stock Options;

•	Long-term equity grants;

•	Retirement benefits; and

•	Health and welfare benefits.
     The Company structures the total compensation program so that its reliance on any particular element of compensation is flexible. Thus, the compensation program strives to meet the goals outlined above, by balancing short-term (i.e., base salaries, annual cash incentive awards), and long-term (i.e., stock options, long-term equity grants) incentives, competitively in the market. There is no difference in the policies and their application for each of the Officers, except for the CEO.
     Base Salaries. The Company’s goal is to establish a salary sufficient to attract and retain talented executives. This goal is based on the Company belief that it is important to maintain salary levels near a midpoint of comparable peer group executives to be competitive within the general market and the peer group. The base salaries of the Officers are reviewed annually. In each case, factors considered in establishing an Officer’s salary level include a review of the individual’s performance initiated by the CEO, an accounting of the Company’s performance, the experience level for the position and the peer group executive compensation information using companies with similar revenue and employee levels, derived from independent compensation surveys and internal equity. In 2008, the Committee determined that the CEO’s recommendations for Officer salaries were thorough and thoughtful, and ratified the CEO’s recommendations. For the CEO’s salary, the Committee considered the written recommendation on the competitive market prepared by the Vice President of Human Resources, as well as the CEO’s request for no adjustment. The Committee believed that because the CEO lead the management team to an outstanding year, an adjustment was warranted. As such, the Committee approved an increase to the CEO compensation in line with increases given to all Officers.
     Annual Cash Incentive Awards. The annual cash incentive award is designed to motivate and reward the Officers for their contributions to the Company’s performance by making a significant portion of their total compensation variable and dependent upon the Company’s annual financial performance. As such, it is tied directly to the financial performance of the Company on a sliding scale of return on shareholders’ equity. The Committee believes that compensating management by aligning compensation with shareholders’ return on their investment is the most effective way to connect the achievement of performance goals and to encourage growth in the Company while rewarding Officers for their contributions. The calculation is based on the Company’s pretax return on equity and assessed over a range of 6% to 15%. The implied target is 10.4% which assumes a linear, symmetrical bonus curve with one-half of the maximum bonus earned at the midpoint of the performance range. From this calculation, the awards are determined based on a schedule which provides certain percentages to be applied to base salaries. The maximum bonuses are 100% of salary for the CEO and 85% of salary for the other Officers. The awards are discretionary, subject to the Committee’s approval. Upon approval, the cash incentive payments are granted at year end, and the cash incentive payment for each Officer except for the CEO utilizes the same percentage of each Officer’s salary. The Committee has the ability to exercise discretion and make adjustments, in the event of a transformational event where circumstances beyond the control of the Officers occur during the year.

     Stock Options. The Company believes that an Officer’s ownership in the Company aligns the Officer’s performance with the Company’s performance. As such, the Company has an Employee Stock Option Plan in 1999 (“Prior Plan”), allowing for the awards of long-term equity grants to all employees, including Officers. Additionally, the shareholders adopted the LTIP (together with Prior Plan, “Plans”) which includes the ability to award up to 100,000 stock options to all employees including Officers. The purpose of these Plans is to encourage and enable employees of the Company to acquire a personal financial interest in the Company, to align the Company’s success, and to promote the continued service of the employees. The Committee, with the Board’s approval, has the authority to make such awards, typically based on an individual’s performance after weighing factors including the employee’s duration with the Company. Additionally, the Committee has made it a practice to award options to purchase 10,000 shares to each Officer upon appointment as an officer of the Company. The Company imposes no requirement that its Officers maintain a minimum ownership interest in the Company. The Committee did not award stock options to the NEOs for 2008 compensation.
     Long-term equity grants. In 2008, the Committee concluded that stock options were not a desirable method of recognizing management for achieving desired objectives because, in the short term, the Company’s stock price does not react in a direct relationship to the achievement of the Company’s strategic objectives. The Committee believed that the Company’s shareholders will be better served if a greater percentage of the long-term equity incentive program is directly related to achievement of the Company’s board-approved strategic objectives. To that end As discussed above, TP provided the Committee with a competitive picture of the long-term incentives offered at the peer group, and recommended that the Committee consider a number of structures to fill the competitive void in the existing compensation program, with a mix of performance-based restricted shares and service-based restricted shares at varying scenarios.
     The Committee believes that the “balanced LTI program” consisting of service vested restricted shares and performance vested restricted shares, is a compelling way to achieve its objectives. Generally, performance-vesting aligns executive long-term incentive rewards more directly with shareholder interests since achieving strategic objectives is a better measure of managements’ performance than the vagaries of the stock market. Furthermore, the Committee believes that the shareholders are served well by decisions that further the Company’s long-term strategic plan. The Committee believes that the CEO’s long-term incentive should be 100% dependent on the achievement of the Company’s strategic objectives. Nevertheless, the Committee believes that it is appropriate to include some service vested restricted stock in the long-term incentive of the other Officers in order to encourage retention of key executives over the duration of a business cycle.
     The Committee adopted the LTIP, which was approved by the Board during its February 2008 meeting and adopted by the shareholders at the April 2008 annual meeting. In the summer of 2008, the Committee then determined the grants to be made under the LTIP which are set forth on the accompanying compensation tables. The CEO’s equity compensation awards will be performance-based shares, vesting in three years based upon achieving performance standards approved at the time of the grant by the Company’s Board of Directors. The equity compensation awards to the other participants will be as follows: two-thirds of the award will be performance-based shares, vesting in three years based on achieving performance standards approved at the time of the grant by the Company’s Board of Directors, and one-third of the award will be service-based shares, vesting three years after the date of the grant based solely on continued employment by the Company. The Committee chose to emphasize performance over service over three years (rather than weigh these measures equally), as it believes this approach aligns the Company’s performance with shareholder interests, while acknowledging the benefit from long-term service. The CEO’s target award will be equal to 100% of the CEO’s salary at the date of vesting, with a maximum award equal to two times the target award. The awards to the other Officers is as follows: the target award will be equal to that percentage of participant’s salary at the date of vesting that is specified at the time of grant. The maximum amount of the performance portion of the award will be equal to two times the target award. The maximum award for the service vested portion of the award will be equal to the target award. Each Officer was granted the number of shares equal to the maximum level, under the performance criteria. For the performance-based shares, the number of restricted shares in which the participant becomes vested will depend upon the specific level of performance of growth in pretax income and sales growth over the three-year performance period ending December 31, 2010, with thresholds of 5% and 3% respectively, and maximum of 10% of both. Further, cash dividends will be reinvested in additional restricted shares, and held subject to the same vesting requirements as the underlying shares.

     In recognition that the Officers may want to defer receipt of the restricted shares, the Committee also approved a Deferred Shares Plan, which was also approved by the Board in August 2008. The Deferred Shares Plan provides Participants who receive awards of restricted shares under the LTIP with the option to defer actual receipt of such restricted shares when such restricted shares are no longer subject to substantial risk of forfeiture. The Committee then approved grants of LTIP awards under the LTIP in August 2008 to each of the Officers, including the CEO, which were awarded August 2008.
     In light of the radical shift in the economy occurring late 2008, the Committee agreed that it would be necessary to review the methodology to determine the achievement of the performance measures used in determining the number of performance based shares that vest under the 2008 grant. The Committee clarified how the achievement of the performance measures are to be determined. The first issue is whether the metrics should be adjusted for currency fluctuations. The Committee believes that the performance measures should be calculated after adjusting for currency fluctuations, recognizing that the LTIP’s goal is to incent Officers to successfully manage the business rather than engage in currency hedging and derivative swapping. As such, all sales and income amounts will be computed by deducting favorable impacts of the currency and adding unfavorable impacts of the currency. The Committee then addressed whether the calculations should include non-reoccurring items. The Committee agreed that the LTIP should measure performance that management can affect, rather than permit non-reoccurring and unusual items to distort (both positively and negatively) performance. For example, the Company was billed $519,000 in 2008 by its former auditors for services rendered in 2007. These fees were considered excess fees given that the auditor did not compute them until after the audit was complete. The Committee agreed to deduct this amount from the 2007 income and add it into 2008 income which is the year it was expensed. The Committee also considered the divestiture of Superior Modular Products (“SMP”), which occurred in 2008, and determined that the decision to dispose of businesses which did not fit within the Company’s core business should be encouraged. The Committee determined that the sale of SMP should be excluded from the performance measures by eliminating the sales, related operating profit or loss and the gain or loss on the sale of SMP from 2008 results.
     Retirement Benefits. The Company views retirement benefits as an important component of total compensation. The Company’s primary retirement benefit consists of the Company’s 401(k) and profit sharing plan under which all salaried employees of the Company, including Officers, participate starting in their third year of employment. The amount the Company provides to the profit sharing plan is based on the recommendation of management, with the Board’s approval. Typically, the Company’s contribution under this plan is approximately 15% of the then-current year’s cash compensation which is consistent with the amount contributed for all full-time salaried employees of the Company, including the cash incentive award, and the Company does not consider gains from prior awards. Every aspect of this plan is the same for all salaried employees, including Officers. Thus, each salaried participant elects the investment options with the same options offered to all salaried employees and Officers. The plan does not involve any guaranteed minimum return or above-market returns; rather, the investment returns are dependent upon actual investment results. To the extent an employee’s award exceeds the maximum allowable contribution permitted under existing tax laws, the excess is accrued for (but not funded) under a non-qualified Supplemental Profit Sharing Plan. The return under this Supplemental Profit Sharing Plan is calculated at a weighted average of the Treasury constant maturity one-year rate plus 1%.
     Executive Perquisites. Perquisites and other personal benefits do not comprise a significant aspect of the compensation program. Although Officers participate in the same benefit programs as the Company’s other employees, the Company provides a few additional benefits to its Officers. These benefits are designed to enable the Officers to balance their personal, business and travel schedules. Benefits include the Company’s payment of club dues, which in 2008 amounted to less than $4,000 annually per membership, for four of the NEOs as indicated in the accompanying Summary Compensation Table. The Company also pays annual dues for Robert G. Ruhlman at a club located near the Company’s Rogers, Arkansas facility, which totaled approximately $3,100 in 2008. This benefit is also provided to four other employees, primarily for business entertainment purposes. Except as described here, the corporate aircraft is available to all of the employees, including the Officers, for business-related travel only. The CEO is permitted to use the Company’s corporate aircraft for personal purposes, as shown on the Summary Compensation Table. The Company also makes personal financial advice available to the CEO and tax advice available to all its Officers.

     Directors’ Compensation. The Company pays each Board member meeting fees for each meeting attended, including Compensation Committee and Audit Committee Meetings. The Committee reviewed whether this system appropriately and adequately recognized the active role in corporate governance required from the Board members on an on-going basis. A crucial driver is the need to ensure that the Company can retain and recruit Directors who are chosen for the financial and business acumen rather than prestige. The Committee agreed that elimination of meeting fees and establishment of an annual retainer was appropriate. This shift enables the Directors to focus on their role as an overseer of corporate governance on a day-to-day basis.
     Tax Deductibility of Pay. Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1 million on the amount of compensation that a company may deduct in any one year with respect to each of its NEOs. All Officers were below this threshold in 2008, except the CEO.
Compensation Committee Report
     The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Glenn E. Corlett, Chairman
Michael E. Gibbons
Richard R. Gascoigne
Summary Compensation Table
     The table below describes the compensation earned in the last fiscal year for our NEOs.

				Non-Equity
			Stock	Incentive Plan	All Other
Name and		Salary	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($)	($) (2)	($)
Robert G. Ruhlman	2008	600,000	165,101	600,000	352,017	1,717,118
Chairman, President and	2007	550,000	—	550,000	254,342	1,354,342
Chief Executive Officer	2006	500,000	—	250,000	216,940	966,940

Eric R. Graef	2008	280,000	33,955	238,000	102,198	654,153
Chief Financial Officer and	2007	265,000	—	225,260	75,333	565,593
Vice President — Finance	2006	250,000	—	125,000	61,649	436,649

William H. Haag III	2008	236,400	28,667	200,940	84,032	550,039
Vice President -	2007	223,600	—	190,070	61,066	474,736
International Operations	2006	215,000	—	107,500	52,625	375,125

Dennis F. McKenna	2008	230,000	27,891	195,500	79,965	533,356
Vice President — Marketing	2007	212,000	—	180,200	55,351	447,551
and Business Development	2006	200,000	—	100,000	45,840	345,840

J. Cecil Curlee Jr.	2008	180,000	21,828	153,000	60,766	415,594
Vice President — Human	2007	173,260	—	147,270	44,107	364,637
Resources	2006	165,000	—	82,500	37,019	284,519

(1)	Reflects the dollar amount of expense recognized by the Company for financial statement reporting purposes in 2008, as determined in accordance with Financial Accounting Standard 123R, with respect to shares of restricted shares under the LTIP. For a further description of these awards, see the discussion under the heading

“Long-term equity grants” above and Note G — Share-Based Compensation to the Notes to Consolidated Statements in the Company’s 10-K filing.

(2)	Reflects the employees’ 2008 earnings and interest accruals to the related non-qualified Supplemental Profit Sharing Plan, of which the Company accrues for (but does not fund) those employees’ awards which exceed the maximum allowable contribution permitted under existing tax laws for Robert G. Ruhlman, $206,022; Eric R. Graef, $59,482; William H. Haag III, $44,010; Dennis F. McKenna, $40,094; and J. Cecil Curlee Jr., $24,104. See Non-qualified Deferred Compensation Table for additional information. Reflects the following perquisites and personal benefits received by Robert G. Ruhlman: aggregate incremental cost for personal use of the Company’s airplane of $49,114, club dues of $6,546, tax preparation fees of $3,055 and financial planning of $48,000. The aggregate incremental cost of the personal use of the corporate airplane is determined on a per flight basis and includes the cost of the fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, crew expenses and other costs specifically incurred. Imputed income is assessed to Mr. Ruhlman amounting to the equivalent of a first class ticket for a comparable flight. Reflects the Company’s contributions to the Profit Sharing Plan in 2008 of $34,500 for each NEO. Also reflects premiums paid for group term life insurance for 2008: Robert G. Ruhlman, $4,830; Eric R. Graef, $4,076; William H. Haag III, $1,184; Dennis F. McKenna, $432; and J. Cecil Curlee Jr., $1,352.
Grants of Plan-Based Awards

									All Other
									Stock	Grant Date
			Estimated Future			Estimated Future			Awards:	Fair Value
			Payouts Under Non-Equity			Payouts Under Equity			Number of	of Stock
			Incentive Plan Awards (1)			Incentive Plan Awards (2)			Shares of	and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stocks (#) (3)	Awards (4)

Robert G. Ruhlman			270,000	420,000	600,000	—	—	—	—	—
Eric R. Graef			84,000	98,000	238,000	—	—	—	—	—
William H. Haag III			70,920	82,740	200,940	—	—	—	—	—
Dennis F. McKenna			69,000	80,500	195,500	—	—	—	—	—
J. Cecil Curlee Jr.			54,000	63,000	153,000	—	—	—	—	—
Robert G. Ruhlman	8/29/08	8/21/08	—	—	—	5,567	11,134	22,268	—	1,218,950
Eric R. Graef	8/29/08	8/21/08	—	—	—	65,182	130,363	260,727	953	260,727
William H. Haag III	8/29/08	8/21/08	—	—	—	55,027	110,055	220,110	804	220,110
Dennis F. McKenna	8/29/08	8/21/08	—	—	—	53,536	107,071	214,143	782	214,143
J. Cecil Curlee Jr.	8/29/08	8/21/08	—	—	—	41,890	83,780	167,559	612	167,559

(1)	Reflects the dollar amount of the potential payout under the Company’s Annual Non-equity Incentive Plan.

(2)	Reflects the number of performance-based restricted share awards granted during 2008 pursuant to the LTIP. The awards vest over a three-year performance period from January 1,2008 through December 31, 2010 and depend on continuous employment and the Company’s level of performance measured by growth in pretax income and sales growth over the performance period.

(3)	Reflects the number of time-based restricted share awards granted during 2008 pursuant to the LTIP. The awards cliff vest and are no longer subject to risk of forfeiture after three-years on August 31, 2011 depending on continuous employment.

(4)	The value of the restricted shares was calculated using the closing market price of the restricted shares on the grant date multiplied by the number of restricted shares granted and reflects the total amount that the Company would expense in its financial statements over the restricted awards’ vesting period assuming service and performance goals are met, in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS			STOCK AWARDS
				Equity Incentive	Equity Incentive
				Plan Awards:	Plan Awards: Market
	Number of			Number of Unearned	or Payout Value of
	Securities			Shares, Units or	Unearned Shares,
	Underlying			Other Rights That	Units or Other
	Unexercised Options	Option Exercise	Option Expiration	Have Not Vested (#)	Rights That Have
Name	(#) Exercisable	Price ($)	Date	(1)	Not Vested ($) (2)

Robert G. Ruhlman	—	—	—	—	—
Eric R. Graef	10,000	15.13	2/16/2010	—	—
William H. Haag III	6,098	15.13	2/16/2010	—	—
Dennis F. McKenna	1,300	15.13	2/16/2010	—	—
Dennis F. McKenna	5,000	22.10	7/28/2014	—	—
J. Cecil Curlee Jr.	9,650	14.33	4/28/2013	—	—
Robert G. Ruhlman	—	—	—	22,347	1,028,856
Eric R. Graef	—	—	—	4,779	220,025
William H. Haag III	—	—	—	4,034	185,725
Dennis F. McKenna	—	—	—	3,925	180,707
J. Cecil Curlee Jr.	—	—	—	3,071	141,389

(1)	Includes dividends that were reinvested in additional restricted shares.

(2)	The market value was calculated using the closing price of the shares of $46.04 as of December 31, 2008.
Option Exercises and Stock Vested

OPTION AWARDS
	Number of Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

Robert G. Ruhlman	—	—
Eric R. Graef	—	—
William H. Haag III	650	14,544
Dennis F. McKenna	200	7,981
J. Cecil Curlee Jr.	—	—

Non-qualified Deferred Compensation

	Registrant
	Contributions in	Aggregate Earnings	Aggregate Balance
Name	Last FY ($) (1)	in Last FY ($) (1)	at Last FYE ($) (2)

Robert G. Ruhlman	181,117	24,905	779,865
Eric R. Graef	54,712	4,770	169,387
William H. Haag III	41,227	3,783	108,133
Dennis F. McKenna	38,693	1,401	72,384
J. Cecil Curlee Jr.	23,577	527	36,237

(1)	The Company’s contributions for the Supplemental Profit Sharing Plan for the year ending December 31, 2008 included in the identified columns are also included in the Summary Compensation Table. The amounts are based on compensation that is limited by the IRS to the Company’s qualified retirement plan. Earnings are calculated based on an imputed interest rate multiplied by the amount that the employee earned under the plan.

(2)	Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table in previously filed proxy statements: Robert G. Ruhlman, $451,529; Eric R.Graef, $106,862; William H. Haag III, $63,328; Dennis F. McKenna, $32,289; and J. Cecil Curlee Jr., $12,134.
Potential Payments upon Termination or Change in Control
     All of our employees, including executive officers, are employed at will and do not have employment, severance or change-in-control agreements. However, the LTIP includes a change in control provision which provides in the event of a Change in Control (as defined in the Plan), (a) any Options outstanding which are not then exercisable and vested shall become fully exercisable and vested; and (b) the restrictions applicable to any Restricted Stock shall lapse and such Restricted Stock shall become fully vested and transferable). The following details typical compensation arrangements upon retirement, resignation, death, disability or other termination for other plans.
Profit-Sharing Plan
     Upon termination of employment, the employee may receive vested contributions plus income earned on those contributions under the Company’s Profit Sharing Plan. Upon disability, the IRS allows withdrawals to be made if the employee became permanently disabled. Upon death, the vested account balance of the employee will be paid to the designated beneficiaries.
Supplemental Profit-Sharing Plan
     Our Supplemental Profit-Sharing Plan was established to compensate employees whose benefits in the Profit-Sharing Plan were reduced due to IRS limitations on compensation. Upon termination of employment, the employee may receive vested contributions plus income earned on those contributions. Upon disability, the IRS allows withdrawals to be made if the employee became permanently disabled. Upon death, the vested account balance of the employee will be paid to the designated beneficiaries.

Director Compensation

	Fees Earned	All Other
	or Paid	Compensation ($)
Name	in Cash ($)	(1)	Total ($)

Barbara P. Ruhlman	20,900	7,238	28,138
Randall M. Ruhlman	20,900	—	20,900
Frank B. Carr	30,140	—	30,140
Glenn E. Corlett	31,680	—	31,680
John D. Drinko	3,300	—	3,300
Michael E. Gibbons	22,220	—	22,220
R. Steven Kestner	17,600	—	17,600
John P. O’Brien	12,100	—	12,100
     Each director who is not an employee of the Company received $3,300 per quarter for being a director, and $1,540 for attending each meeting of the Board of Directors and each committee meeting. Directors who are also employees are not paid a director’s fee. The Company reimburses out-of-pocket expenses incurred by all directors in connection with attending Board of Directors and committee meetings.

(1)	Includes compensation attributable to the aggregate incremental cost of the personal use of the corporate airplane for Barbara P. Ruhlman, $7,238. The aggregate incremental cost of the personal use of the corporate aircraft is determined on a per flight basis and includes the cost of the fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, crew expenses and other costs specifically incurred. Imputed income is assessed to Mrs. Ruhlman amounting to the equivalent of a first class ticket for a comparable flight.
Compensation Committee Interlocks and Insider Participation
     There are no Compensation Committee interlocks or insider participation.
Transactions with Related Persons
     It is the policy of the Company that the Audit Committee approve all related party transactions.
     The Company has a Code of Conduct that addresses the Company’s commitment to the honesty, integrity and ethical behavior of the Company’s directors, officers and employees. The Code governs the actions and working relationships of the Company’s directors, officers and employees with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom the Company has or may have contact. Each director, elected executive officer and employee is instructed to always inform the Board when confronted with a situation that may be perceived as a conflict of interest. All related party transactions must be approved by the Audit Committee in advance. The Audit Committee may engage outside parties to assist it in assessing the fairness and reasonableness of related party transactions. Although the policies and procedures for related parties are not in writing, the results of actions taken by the Audit Committee are documented in formal minutes and are reported to the Board.
     The Company’s Belos operation hires temporary employees through a temporary work agency, Flex-Work Sp. Z o.o., which is 50% owned by Agnieszka Rozwadowska. Agnieszka Rozwadowska is the wife of Piotr Rozwadowski, the Managing Director of the Belos operation located in Poland. For the year ended December 31, 2008, Belos incurred a total of $1.1 million for such temporary labor expense, which was not preapproved by the Audit Committee. The Audit Committee ratified and approved the related party transaction on February 24, 2009. The Company believes the terms of the temporary employee arrangement with Flex-Work Sp. Z.o.o are no less favorable to the Company than would be the terms of a third-party arrangement.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
     Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at the 2010 annual meeting of shareholders must be received by the Company at 660 Beta Drive, Mayfield Village, Ohio 44143, on or before November 20, 2009, for inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting of shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must have been received by the Company at the address listed in the immediately preceding sentence not later than February 4, 2010.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and owners of more than 10% of our Common Shares, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our Common Shares and other equity securities. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).
     Based solely on a review of these reports and written representations from the executive officers and directors, the Company believes that there was compliance with all such filing requirements for the fiscal year ended December 31, 2008, except that the Form 8-K dated August 29, 2008. In addition Barbara Ruhlman, Director, inadvertently filed a late Form 4 and Form 3 related to a change in ownership to a trust. Robert Ruhlman, Chief Executive Officer and Randall Ruhlman, Director; inadvertently filed one late Form 4 related to one transaction.
OTHER MATTERS
Independent Registered Public Accounting Firm
     The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. Representatives of Ernst & Young LLP, which served as the Company’s independent registered public accounting firm for the year ended December 31, 2008, are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Audit Fees
     The aggregate fees billed for professional services rendered by Ernst & Young LLP (E&Y) for the audit of the Company’s annual financial statements for the year ended December 31, 2008, the audit of internal controls over financial reporting as of December 31, 2008 and E&Y’s review of the financial statements included in the Company’s Form 10-Q’s filed with the Securities and Exchange Commission (“SEC”) for the second and third quarters of 2008 were $1,294,000, which include statutory audits of various international subsidiaries. The aggregate fees billed for professional services rendered by the Company’s former independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”) review of the financial statements included in the Company’s Form 10-Q filed with the SEC for the first quarter of 2008 were $89,000. The aggregate fees billed for professional services rendered by Deloitte, for the audit of the Company’s annual financial statements for the year ended December 31, 2007, the audit of internal control over financial reporting as of December 31, 2007 and Deloitte’s reviews of the financial statements included in the Company’s Form 10-Q filed with the SEC for the first, second and third quarters of 2007 were $2,235,000, which includes statutory audits of various international subsidiaries.
Audit-Related Fees
     The incremental fees billed for professional services rendered by E&Y for audit-related services for the year ended December 31, 2008 were $63,000. Fees included in 2008 were for services related to the review of the final purchase price allocation related to the acquisition of Belos SA. The incremental fees billed for professional services rendered by Deloitte, prior to the change to E&Y, for audit-related services for the year ended December 31, 2008 were $17,400 and included services related to the purchase price allocation related to the acquisition of Belos SA and an intercompany inventory review at our Australian subsidiary. The incremental fees billed for professional services rendered by Deloitte for audit-related services for the year ended December 31, 2007 were $539,000. Fees included in 2007 were for expenses related to the review of responses to the SEC comment letters and applicable changes to financial statements included in the Company’s Forms 10-K/A, 10-Q/A and 10-Q’s filed with the SEC due to responses to the comment letters.
Tax Fees
     The incremental fees billed for professional services rendered by E&Y for tax-related services for the year ended December 31, 2008 were $43,000. Fees included in 2008 were for an earnings and profits study and unremitted earnings study. The incremental fees billed for professional services rendered by Deloitte for tax-related services for the year ended December 31, 2008 were $5,000, prior to the change to E&Y. Fees included in 2008 were for a transfer pricing analysis at the Company’s Mexican subsidiary. The incremental fees billed for professional services rendered by Deloitte for tax-related services for the year ended December 31, 2007 were $15,000. Fees included in 2007 were for transfer pricing analysis at the Company’s Mexican subsidiary and income tax return preparation for the Company’s Australian subsidiary.
All Other Fees
     The incremental fees billed for professional services rendered by E&Y for all other services for the year ended December 31, 2008 were $0. The incremental fees billed for professional services rendered by the Deloitte for all other services for the year ended December 31, 2008 and December 31, 2007 were $5,200 and $6,900, respectively. The fees included in 2008 were for filing the Company’s financial statements in Puerto Rico. The fees included in 2007 were for a workers compensation audit for our Australian subsidiary and filing the Company’s financial statements in Puerto Rico.
Communication with the Board of Directors
     The Board of Directors of the Company believes that it is important for shareholders to have a process to send communications to the Board of Directors. Accordingly, shareholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to:

Caroline S. Vaccariello	- or -	Michael E. Gibbons
General Counsel and Corporate Secretary		Chairman, Audit Committee
Preformed Line Products Company		1111 Superior Ave
660 Beta Drive		Suite 900
Mayfield Village, Ohio 44143		Cleveland, OH 44114
     The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors. The Secretary and Mr. Gibbons, as applicable, will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and shareholders should not expect a response or reply to any communication.
Miscellaneous
     If the enclosed proxy card is executed and returned to the Company, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above.

Under Ohio law and our Amended and Restated Articles of Incorporation, broker non-votes and abstaining votes will not be counted in favor of or against any nominee but will be counted as “present” for purposes of determining whether a quorum has been achieved at the meeting. Director nominees who receive the greatest number of affirmative votes will be elected directors. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the shares voted at the meeting in person or by proxy. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,
caroline S. Vaccariello,
Secretary

Dated: March 20, 2009

PREFORMED LINE PRODUCTS COMPANY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Robert G. Ruhlman, Eric R. Graef and Caroline S. Vaccariello, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Preformed Line Products Company to be held at 660 Beta Drive, Mayfield Village, Ohio, on Monday, April 27, 2009, at 9:00 a.m., local time, or any adjournment thereof, and to vote the number of common shares of Preformed Line Products Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present as directed on the reverse.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 20, 2009, is hereby acknowledged.

Dated , 2009

Signature(s)

(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)

PREFORMED LINE PRODUCTS COMPANY
PROXY
The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in Item 1.
1.	FOR, or WITHHOLD AUTHORITY to vote for, the following nominees for election as directors, each to serve until the 2011 annual meeting of the shareholders and until his or her successor has been duly elected and qualified: Barbara P. Ruhlman, Robert G. Ruhlman and Richard R. Gascoigne
(INSTRUCTION: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below.)

2.	On such other business as may properly come before the meeting.

2